Exhibit 4(c)



                          UNITED INDUSTRIAL CORPORATION
                       1994 STOCK OPTION PLAN, AS AMENDED

                                TABLE OF CONTENTS
                                                                         PAGE

I.    General Description..................................................1

II.   Summary of the Plan..................................................1

      Administration.......................................................1

      Eligibility..........................................................2

      Grant, Terms and Conditions of Options...............................2

      Transferability and Early Termination of Options.....................3

      Exercise of Options..................................................3

      Amendment or Termination.............................................4

      Resale Restrictions..................................................4

III.  Certain Federal Income Tax Consequences..............................4

      Incentive Stock Options..............................................5

      Non-Qualified Options................................................6

      Change in Control....................................................7

      Certain Limitations on Deductibility of Executive Compensation.......7

IV.   Incorporation of Certain Documents by Reference......................7



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                          UNITED INDUSTRIAL CORPORATION

                       1994 STOCK OPTION PLAN, AS AMENDED

                            SUMMARY PLAN DESCRIPTION


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND

EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES

AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A

CRIMINAL OFFENSE.


THIS SUMMARY PLAN DESCRIPTION CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.


THE DATE OF THIS PART OF THE PROSPECTUS IS MAY 11, 1999.


                     The purpose of this pamphlet is to give you a brief summary of the main provisions of the United Industrial Corporation 1994 Stock Option

Plan, as amended (the "Plan"). The complete terms of the Plan are set forth in the Plan which is available for examination upon request. In the event of any differences between this Summary Plan Description and the provisions of the

Plan, the Plan text will govern.


                     This Summary Plan Description describes the provisions of

the Plan in effect as of May 11, 1999. You will be notified of any material changes in the terms of the Plan.

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I.         GENERAL DESCRIPTION


                     The United Industrial Corporation 1994 Stock Option Plan, as amended (the "Plan") was adopted by the Board of Directors of United Industrial Corporation (the "Company") on March 10, 1994 and approved by the Company's stockholders on May 10, 1994, amended as of February 27, 1996 with such amendment being approved by the Company's stockholders on May 14, 1996, amended again as of February 17, 1998 with such amendment being approved by the Company's stockholders on May 12, 1998, and amended again as of March 18, 1999 with such amendment being approved by the Company's stockholders on May 11, 1999. The Plan terminates on March 10, 2004. The purposes of the Plan are to provide certain key employees of the Company and its subsidiaries an opportunity to acquire an ownership interest in the Company and thereby create in such employees an increased interest in and greater concern for the welfare of the Company, to retain their continued employment, and to secure and retain the services of persons capable of filling key positions with the Company and its subsidiaries. Options granted under the Plan shall be exercisable for shares of common stock, $1.00 par value, of the Company ("Common Stock"). Pursuant to the Plan, the Company may grant options ("Options") with respect to an aggregate of up to 2,400,000 shares of Common Stock (the "Shares"), with no individual optionee to receive in excess of 750,000 Shares. Options granted pursuant to the Plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). Shares of Common Stock subject to Options may be either authorized and unissued Shares, or previously issued Shares acquired or to be acquired by the Company and held in its treasury. Previously issued Shares may be acquired by the Company in the open market or in privately negotiated transactions, in connection with which the Company may pay customary brokerage commissions.

                     The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                     The following summary of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, as amended.

II.        SUMMARY OF THE PLAN

                     ADMINISTRATION. The Plan is administered by an option committee of the Board of Directors of the Company, which is comprised of "Non-Employee Directors" within the meaning of Rule 16b-3 under Section 16(b) of the Exchange Act (the "Option Committee"). The members of the Option Committee are selected by, and serve at the pleasure of, the Board of Directors of the Company. Currently, the members of the Option Committee are: Edward C. Aldridge, Jr., E. Donald Shapiro and Harold S. Gelb. Any and all powers and functions of the Option Committee may be exercised at any time and from time to time by the Board of Directors or an executive committee of the Board of Directors (the "Executive Committee"), provided all of the members of the Board or the

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Executive Committee are "Non-Employee Directors" within the meaning of Rule
16b-3. (References in this discussion to the "Committee" include the Option Committee, the Board of Directors and the Executive Committee to the extent any of the foregoing administers the Plan.) The authority of the Committee includes, among other things, determining the persons to whom Options are granted, the timing of any grants, the number of Shares subject to each Option, the period of exercisability, the designation of Options as ISOs or NQSOs and the other terms and provisions thereof.

                     Officers subject to Section 16(a) of the Exchange Act may not, and the Committee also has the authority to require, as a condition to any grant, that any other grantee also may not, sell or otherwise dispose of Shares acquired pursuant to the exercise of an Option within six months of the date an Option is granted.

                     ELIGIBILITY. Options may be granted only to salaried key employees of the Company or any subsidiary or parent corporation of the Company now existing or subsequently formed or acquired.

                     GRANT, TERMS AND CONDITIONS OF OPTIONS. The Company will not receive any monetary consideration for granting Options. In determining the key employees to whom Options shall be granted and the number of Shares for which Options are to be granted to each key employee, the Committee shall give due consideration to the length of service, performance, the amount of earnings and the responsibilities and duties of such person.

                     The exercise price for each Share subject to an Option will be an amount that the Committee determines, in its good faith judgment, to be not less than 100% of the fair market value per Share on the date the Option is granted (generally determined to be the closing price as reported on the New York Stock Exchange Composite Tape). In the case of ISOs, however, the exercise price per Share of ISOs granted to any holder of capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation) will be in an amount that the Committee determines, in its good faith judgment, to be not less than 110% of the fair market value per Share on the date the ISO is granted.

                     Payment for Shares purchased upon the exercise of Options may be in cash or, if the terms of an Option so provide, with other Shares of Common Stock or an executed promissory note on such terms and conditions as the Committee shall determine.

                     Options will be evidenced by a written Stock Option Agreement, which must be executed on behalf of the Company and the optionee. The Stock Option Agreement will contain the specific terms of the particular Option. The date on which the grant of an Option is authorized by the Committee will be the effective date of grant for all purposes, regardless of when the Stock Option Agreement is signed. Because the Options will be evidenced by a written Stock Option Agreement, no reports will be given to the participating employees indicating the amount and status of their Options.


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                     An optionee shall have none of the rights of a stockholder with respect to the Shares subject to an Option until he exercises the Option and the Shares are issued to him.

                     Options granted under the Plan are exercisable at such times, in such amounts and during such period or periods as the Committee may determine at the date the Option is granted. ISOs, however, are not exercisable after ten years from the date of grant and, in the case of a person who at the date of grant owns capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation), are not exercisable after five years from the date of grant. Except as otherwise provided under the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that the aggregate fair market value of Shares subject to ISOs (under any plan of the Company or any subsidiary or parent corporation) exercisable for the first time in any calendar year exceeds $100,000, such Options will be treated as NQSOs.

                     In addition, the Committee has the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, the right to exercise any Option granted under the Plan.

                     In the event of a "change in control" of the Company, all then outstanding Options shall immediately become exercisable. The Committee, in its sole discretion, may determine that, upon the occurrence of a "change in control," each Option outstanding under the Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each Share subject to such Option, an amount in cash or other property, or any combination thereof, equal to the excess of the aggregate fair market value at the time of such transaction of the Shares subject to such Option over the aggregate exercise price therefor. The foregoing provision does not apply to Options granted to officers subject to Section 16(a) of the Exchange Act within six months prior to a change-in-control, unless an exemption from liability under Section 16(b) of the Exchange Act is otherwise available.

                     TRANSFERABILITY AND EARLY TERMINATION OF OPTIONS. Options are not assignable or transferable, except upon death of the optionee, and may be exercised only by the optionee or, in the event of the optionee's death, by his legal representative. Each Option will terminate on the earlier of its expiration date or the termination of an optionee's employment with the Company or its subsidiaries for any reason other than (i) death, (ii) disability or
(iii) retirement or termination for good reason (if an employment agreement allows such termination) or for other than cause. In the event of death or disability, each Option will terminate on the earlier of its expiration date or one year after death or total disability. In the event of retirement or termination for good reason or for other than cause, each Option will terminate on the earlier of its expiration or three months after such occurrence.

                     EXERCISE OF OPTIONS. Options granted under the Plan shall be exercised by the optionee as to all or part of the Shares covered thereby by giving written notice of exercise to the Corporate Secretary of the Company at


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the principal business office of the Company, specifying the number of Shares to be purchased and specifying a business day not more than ten (10) days from the date such notice is given for the payment of the purchase price against delivery of the Shares being purchased. The Company shall cause certificates for the Shares so purchased to be delivered at the principal business office of the Company, against payment of the full purchase price, on the date specified in the notice of exercise. In addition to the payment of the exercise price, the Company may require the optionee to pay the full amount of all federal, state and local withholding or other applicable employment taxes applicable to the taxable income resulting from such exercise.

                     AMENDMENT OR TERMINATION. The Board of Directors of the Company may at any time amend or terminate the Plan, provided that no such action affects or impairs the rights of an optionee under any previously granted Option. Notwithstanding the foregoing, without the approval of the Company's stockholders, no amendment or change may be made (a) increasing the total number of Shares reserved for Options under the Plan (other than an increase resulting from an adjustment), (b) reducing the exercise price of any ISO, (c) modifying the provisions of the Plan relating to eligibility or (d) materially increasing the benefits accruing to participants under the Plan.

                     RESALE RESTRICTIONS. The Shares to be issued upon exercise of the Options have been registered under the Securities Act of 1933 (the "Securities Act"). The resale of such Shares by persons who are deemed to be "affiliates" of the Company, as defined under Rule 144 of the Securities Act, are subject to the restrictions contained in such rule, other than the holding period requirement. Persons who are not affiliates are not subject to the restrictions contained in Rule 144 and may freely resell Shares acquired by them pursuant to the Plan. The Board may require, however, in the event that the Shares to be issued upon exercise of an Option cease to be registered under the Securities Act or other applicable securities laws, that each optionee (i) represents that any and all Shares purchased upon exercise of the Option will be purchased for investment and not with a view to distribution or resale and (ii) agrees that such Shares will not be sold except pursuant to either (A) an effective registration statement under the Securities Act covering such Shares and under applicable state securities laws or (B) specific exemptions from the registration requirements of the Securities Act and any applicable state securities laws, based on a written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application thereto of any such exemptions.

III.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                     The statements in the following paragraphs are based on federal income tax law and interpretational authorities as of the date of this Description, which are subject to change at any time. The law is technical and complex and the statements represent only a general summary of some of the applicable provisions.


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                     INCENTIVE STOCK OPTIONS. ISOs granted under the Plan are
intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

                     Under the Code, the grantee of an ISO generally is not subject to federal income tax upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax", which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company or any subsidiary or parent corporation of the Company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after the requisite periods referred to in clause (ii) above, the ISO will be treated as a NQSO and will be subject to the rules set forth below under the caption "Non-qualified Options." Further, if after exercising an ISO, an employee disposes of the Shares so acquired after the longer of two years from the date of grant or one year from the date of transfer of Shares pursuant to the exercise of such ISO (the "applicable holding period"), the employee will normally recognize a capital gain or loss equal to the difference, if any, between the amount received for the Shares over the exercise price. The capital gain or loss will be long-term or short-term depending on the employee's holding period. If, however, an employee does not hold the Shares so acquired for the applicable holding period, thereby making a "disqualifying disposition," the employee would recognize ordinary income in the year of the disqualifying disposition equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, will be long-term or short-term capital gain depending on the employee's holding period. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the Shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

                     An employee who exercises an ISO by delivering Shares previously acquired pursuant to the exercise of an ISO is treated as making a "disqualifying disposition" of such Shares if the employee delivers such Shares before the expiration of the applicable holding period with respect to such Shares. Upon the exercise of an ISO with previously acquired Shares as to which no disqualifying disposition occurs, the employee would not recognize gain or loss with respect to such previously acquired Shares.

                     A deduction will not be allowed to the Company for federal income tax purposes with respect to the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Shares acquired upon exercise of an ISO. In the event of a disqualifying disposition, a federal income tax deduction generally will be allowed to the Company in an amount equal to the amount included in ordinary income by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company, is reasonable, the limitations of Sections 280G and 162(m) of the Code (as


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described below) do not apply and the Company satisfies its withholding obligation, if any, with respect to such income.

                     NON-QUALIFIED OPTIONS. A NQSO is an Option that does not qualify as an "incentive stock option" under Section 422(b) of the Code. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the Shares at the time of exercise over the exercise price.

                     Any optionee who is an officer of the Company or a beneficial owner of more than ten percent (10%) of any class of registered equity securities of the Company should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder that are related thereto, the timing of income recognition is deferred for any period following the exercise of a NQSO (i.e., the "Deferral Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the Shares pursuant to the exercise of the Option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such Shares over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period.

                     The ordinary income recognized with respect to the transfer of Shares upon exercise of a NQSO under the Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NQSO, an individual may satisfy the liability in whole or in part by directing employer corporation to withhold Shares from those that would otherwise be issuable to the individual or by tendering other shares of Common Stock owned by the individual. The withheld Shares and other tendered shares will be valued at their fair market value as of the date that the tax obligation arises. Individuals who, by virtue of their positions with the Company, are subject to
Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain restricted periods.

                     An individual's tax basis in the Shares received on exercise of a NQSO will be equal to the exercise price, amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such Shares. The holding period for such Shares would begin just after the transfer of such Shares or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of the Company who does not elect to be taxed as of the exercise date, just after the expiration of the Deferral Period, if any. A deduction for federal income tax purposes generally will be allowed to the Company in an amount equal to the amount included in ordinary income by the individual, provided that such amount constitutes an ordinary and necessary business expense, is reasonable, the limitations of Sections 280G and 162(m) of the Code do not apply and the Company satisfies its withholding obligation, if any, with respect to such income.


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                     If an individual exercises a NQSO by delivering Shares to
the Company, other than Shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such Shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NQSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. So long as the individual receives a separate identifiable stock certificate therefor, the tax basis and the holding period for that number of Shares received on such exercise that is equal to the number of Shares surrendered on such exercise will be equal to the tax basis and include the holding period of those Shares surrendered. The individual's tax basis and holding period for the additional Shares received on exercise of a NQSO paid for, in whole or in part, with Shares will be the same as if the individual had exercised the NQSO solely for cash.

                     CHANGE IN CONTROL. As described above, upon a "change in control" of the Company, all the then outstanding Options shall immediately become exercisable. In general, if the total amount of payments to optionees that are contingent upon a "change of control" of the Company (as defined in Section 280G of the Code), including payments under the Plan that vest upon a "change in control," equals or exceeds three times the recipient's "base amount" (generally, such recipient's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "excess parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the recipient would be subject to a 20% excise tax on such portion of the payments.

                     CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION. With certain exceptions, Section 162(m) of the Code limits the Company's deduction for compensation paid to executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a NQSO or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance based compensation, provided that such compensation has been approved by shareholders in a separate vote and certain other requirements are met. If approved by the shareholders, the Company believes that options granted under the Plan, as amended, at a time when the Option Committee consists solely of two or more outside directors (within the meaning of Section 162(m) of the Code) should qualify for this exception.

IV.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.


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                     (b) The Company's Quarterly Report on Form 10-Q for the
quarter ended March 31, 1999.

                     (c) The Proxy Statement of the Company for its Annual Meeting of Stockholders held on May 11, 1999.

                     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document.

                     The Company hereby undertakes to provide, without charge to each participant in the Plan, on the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated herein by reference and other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act or additional information about the Plan. The request for such documents or information should be directed to Corporate Secretary, United Industrial Corporation, 570 Lexington Avenue, New York, New York 10022, telephone (212) 752-8787.



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